Exhibit 99.1

Vivos Therapeutics Reports Significant Revenue Growth

During the Third Quarter 2025

Financial results highlighted by 78% sequential quarter over quarter revenue growth, showing the impact of the first full quarter of Sleep Center of Nevada operations

Management to host conference call today at 5:00 pm ET
to review results and provide operational updates

LITTLETON, Colo., November 19, 2025 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a leading medical device and healthcare services company specializing in the delivery of highly effective diagnostic procedures and proprietary treatments for sleep related breathing disorders (including all severities of obstructive sleep apnea (OSA) in adults and moderate to severe OSA in children), today reported financial results and operating highlights for the three and nine months ended September 30, 2025.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, stated, “We are very pleased to announce that our third quarter sequential revenue was up 78%, while same period year-over-year revenue increased 76%. This outstanding quarterly revenue increase represents exactly what we anticipated when we announced and executed our strategic pivot away from our historical reliance on a dental industry distribution channel and toward a direct affiliation with, or acquisition of, medical sleep practices and testing centers. This pivot was showcased by our June 2025 acquisition of The Sleep Center of Nevada (SCN).”

“Importantly, these results highlight the impact of our first full quarter of operations since our SCN acquisition,” continued Mr. Huntsman. “Even at this early stage, we are seeing the benefits of our strategic pivot in both revenue and gross profit, and these results provide us with confidence in where our new strategic affiliation and acquisition model will take us.”

“We believe significant local market growth potential remains in the Las Vegas area as we continue to integrate and optimize SCN’s operations and expand our capacity to meet what we have found to be overwhelming and growing patient demand. We are currently booking SCN patients for sleep testing out into the latter part of February 2026 as we work to rapidly add additional facilities, staff and providers. In addition, as previously announced, we are actively looking to extend our model into additional major markets beyond Las Vegas, whether through contractual alliances with, or acquisitions of, sleep medical practices,” concluded Mr. Huntsman.

Bradford Amman, Vivos’ Chief Financial Officer, added, “The launch of our new model at SCN required key investments in people and infrastructure in advance of full-capacity revenue generating operations. This resulted in some higher levels of expenses during the quarter. We expect this to continue near term as we seek to optimize SCN’s operations by driving revenue further, adding staff, and eventually getting more providers credentialed with insurance payors. During 2026, we expect to continue to add new sleep optimization teams, which we believe will eventually result in a reduction in cash burn and create the potential for profitable operations. Concurrently, we are seeking to expand revenue opportunities through additional acquisitions or contractual alliances with medical sleep providers and testing centers in key target markets.”

Third Quarter 2025 Financial and Operating Summary

●

Revenue was $6.8 million for the third quarter of 2025 and $13.6 million for the nine months ended September 30, 2025, compared to $3.9 million and $11.3 million for the three and nine months ended September 30, 2024. The increase was due to higher product and service revenue, resulting from Vivos’ pivot in its sales, marketing and distribution model to focus on sleep center provider-based alliances and acquisitions, such as Vivos’ June 10, 2025 acquisition of SCN (Vivos Closes SCN Acquisition);

The SCN acquisition has allowed Vivos’ to place its proprietary and highly effective OSA diagnostic tools and therapies in front of far more patients and create powerful new revenue streams. During the third quarter, SCN added $2.2 million of diagnostic sleep testing revenue and $1.3 million of “treatment center” revenue, the latter being a new revenue stream arising from Vivos’ operation of SCN. These revenues are expected to ramp further as additional Vivos sleep optimization teams are formed and deployed.

●	Gross profit was $3.9 million for the third quarter of 2025 and $7.6 million for the nine months ended September 30, 2025, compared with $2.3 million and $6.9 million for the comparable periods in 2024, reflective of the increase in product and service revenue;

●	Gross margin declined to 58% in the third quarter of 2025 from 60% in the third quarter of 2024. For the nine months ended September 30, 2025, gross margin was 55% compared to 61% in the same period in 2024. This decrease was expected due to pricing discounts, shifts in product and service mix and the transition to Vivos’ new sales, marketing and distribution model;

●	Operating expenses for the third quarter ended September 30, 2025 were $8.7 million, a 74% increase compared to $5.0 million in the same period a year ago, reflecting increased general and administrative expenses related to additional headcount related to the SCN acquisition and non-cash depreciation and amortization expense on assets acquired from SCN. For the nine months ended September 30, 2025, operating expenses were $21.1 million versus $15.3 million in the same period in 2024.

●	The third quarter 2025 operating loss increased to $4.7 million compared to $2.6 million in the third quarter of 2024 and increased to $13.5 million for the nine months ending September 30, 2025 from $8.4 million for the nine months ended September 30, 2024.

●	At September 30, 2025, cash and cash equivalents were $3.1 million and stockholders’ equity was $2.5 million, compared to cash and equivalents of $6.3 million and stockholders’ equity of $8.0 million respectively, as of December 31, 2024.

Updated Sleep Center Affiliation Model

Vivos has developed an updated sleep practice affiliation model to be implemented in situations where the sleep center or medical practice owners are not interested in being acquired, but are interested in making the full array of Vivos’ OSA diagnostic and treatment options available to their patients.

During the third quarter, Vivos entered into a management agreement with MISleep Solutions LLC to provide our full suite of Vivos treatments and services to OSA patients at a joint location in Auburn Hills, Michigan (which is near Detroit), and is anticipating seeing patients beginning in early December. Consistent with its updated approach, Vivos owns a supermajority equity stake in the management services company, with the sleep practice owning a minority ownership interest. Vivos is exploring similar arrangements in other major markets across the country.

Investor Call and 10-Q Filing

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time. Management will discuss further details on topics including Vivos’ strategic collaborations and their anticipated effect on near-term revenue growth and cash burn.

To access Vivos’ investor conference call, please dial (800) 717-1738, or for international callers, (646) 307-1865. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 1186460 The replay will be available until December 3, 2025.

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available at Vivos’ website for 30 days following the call.

In addition, further information on Vivos’ financial results is included on the attached unaudited condensed consolidated balance sheets and statements of operations, and additional comments around Vivos’ financial performance are provided in the Vivos’ Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2025, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-Q report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. Vivos’ devices have been cleared by the U.S. Food and Drug Administration (FDA) for adult patients diagnosed with all severity levels of OSA and moderate-to-severe OSA in children ages 6 to 17. Vivos’ groundbreaking Complete Airway Repositioning and Expansion (CARE) devices are the only FDA 510(k) cleared technology for treating severe OSA in adults and the first to receive clearance for treating moderate to severe OSA in children.

OSA affects over 1 billion people worldwide, yet 90% remain undiagnosed and unaware of their condition. This chronic disorder is not just a sleep issue—it is closely linked to many serious chronic health conditions. While the medical community has made strides in treating sleep disorders, breathing and sleep health remain areas that are still not fully understood. As a result, legacy OSA treatments like CPAP are often mechanistic and fail to address the root causes of OSA.

Founded in 2016 and based in Littleton, CO, Vivos is working to change this. Through innovative technology, education, and acquisitions of, or commercial collaborations with, sleep healthcare providers, Vivos is empowering healthcare providers to address the complex needs of OSA patients more thoroughly.

Vivos calls the use of its appliances and protocols to treat OSA The Vivos Method, which offers a proprietary, clinically effective solution that is nonsurgical, noninvasive, and nonpharmaceutical, providing hope to allow patients to Breathe New Life.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and conference call referred to herein, including statements of the Company’s management and other parties made in connection therewith, contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “would”, “should”, “expects”, “projects,” “potential,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal”. “aim” and variations of such words and similar expressions are intended to identify forward-looking statements. In this press release, forward-looking statements include, without limitation, those relating to (i) the actual future impact of the SCN acquisition on Vivos’ future revenues and results of operations and (ii) the anticipated benefits and potential expansion of Vivos’ marketing and distribution model as described herein. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the actual results of the initiatives described herein on Vivos’ future revenues and results of operations or the anticipated benefits of the Company’s marketing and distribution model described herein) may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to continue to integrate SCN’s business into its own or otherwise implement sales, marketing and other strategies that increase revenues, (ii) the risk that some patients may not achieve the desired results from using Vivos’ products, (iii) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea diagnosis and treatment sector; (iv) the risk that Vivos may be unable to secure additional financing to acquire additional sleep centers practices on reasonable terms when needed, if at all, or maintain its Nasdaq listing, (v) market and other conditions that could impact Vivos’ business or ability to obtain financing, and (vi) other risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Media Inquiries:

Bradford Amman

Chief Financial Officer and Investor Relations Contact
investors@vivoslife.com

-Financial Tables Follow-

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	September 30, 2025	December 31, 2024
Current assets
Cash and cash equivalents	$3,087	$6,260
Accounts receivable, net of allowance of $495 and $390, respectively	2,134	430
Prepaid expenses and other current assets	565	783

Total current assets	5,786	7,473

Long-term assets
Goodwill	8,450	2,843
Property and equipment, net	5,642	3,350
Operating lease right-of-use asset	3,383	1,032
Intangible assets, net	2,172	370
Deposits and other	211	216

Total assets	$25,644	$15,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,103	$1,098
Accrued expenses	2,682	2,234
Current portion of contract liabilities	537	896
Current portion of operating lease liability	734	477
Current portion of financing lease liability	55	-
Current portion of debt	339	-
Other current liabilities	987	273

Total current liabilities	7,437	4,978

Long-term liabilities
Contract liabilities, net of current portion	1	97
Employee retention credit liability	2,904	1,220
Operating lease liability, net of current portion	2,866	1,035
Financing lease liability, net of current portion	125	-
Debt, net of current portion	8,379	-
Other liabilities	1,400	-

Total liabilities	23,112	7,330

Commitments and contingencies	-	-

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 8,266,877 shares as of September 30, 2025 and 5,889,520 shares as of December 31, 2024	1	-
Additional paid-in capital	120,995	112,141
Accumulated deficit	(118,464)	(104,187)
Total stockholders’ equity	2,532	7,954
Total liabilities and stockholders’ equity	$25,644	$15,284

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue
Product revenue	$2,195	$1,958	$5,893	$5,608
Service revenue	4,588	1,902	7,726	5,725
Total revenue	6,783	3,860	13,619	11,333

Cost of sales (exclusive of depreciation and amortization shown separately below)	2,846	1,526	6,065	4,411

Gross profit	3,937	2,334	7,554	6,922

Operating expenses
General and administrative	7,884	4,487	19,181	13,531
Sales and marketing	403	346	1,018	1,319
Depreciation and amortization	384	146	867	437

Total operating expenses	8,671	4,979	21,066	15,287

Operating loss	(4,734)	(2,645)	(13,512)	(8,365)

Non-operating income (expense)
Other expense	(679)	(18)	(850)	(42)
Other income	13	47	86	98
Loss before income taxes	(5,400)	(2,616)	(14,276)	(8,309)

Net loss	$(5,400)	$(2,616)	$(14,276)	$(8,309)

Net loss per share (basic and diluted)	$(0.49)	$(0.40)	$(1.49)	$(1.94)
Weighted average number of shares of Common Stock outstanding (basic and diluted)	10,963,590	6,615,320	9,557,368	4,282,210